Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS first quarter 2023 Results

SANTA ANA, Calif., April 27, 2023 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the first quarter ended March 31, 2023.

Current Quarter Highlights

•	Earnings per diluted share of 44 cents, or 49 cents per share excluding 5 cents of net investment losses
•	Total revenue of $1.4 billion, down 29 percent compared with last year
-	Title Insurance and Services segment total revenues of $1.3 billion, down 32 percent
•	Net investment losses of $7 million compared with $43 million of net investment losses last year
•	Title Insurance and Services segment investment income of $125 million, up 136 percent compared with last year
•	Title Insurance and Services segment provision for policy losses and other claims reduced to 3.5 percent of title premiums and escrow fees, down from the previous loss rate of 4.0 percent
•	Title Insurance and Services segment pretax margin of 6.5 percent
-	6.1 percent excluding net investment gains
•	Commercial revenues of $148 million, down 39 percent compared with last year
•	Home Warranty segment pretax margin of 15.3 percent
•	Debt-to-capital ratio of 28.4 percent, or 20.1 percent excluding accumulated other comprehensive loss of $756 million and secured financings payable of $503 million
•	Repurchased 555,524 shares for a total of $30 million at an average price of $54.75
•	In April, named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the eighth consecutive year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Total revenue	$1,446.1	$2,033.7
Income before taxes	$59.6	$129.8

Net income	$45.9	$97.9
Net income per diluted share	$0.44	$0.88

Total revenue for the first quarter of 2023 was $1.4 billion, down 29 percent compared with the first quarter of 2022. Net income in the current quarter was $46 million, or 44 cents per diluted share, compared with net income of $98 million, or 88 cents per diluted share, in the first quarter of 2022. The net investment losses in the current quarter were $7 million, or 5 cents per diluted share, compared with net investment losses of $43 million, or 29 cents per diluted share, in the first quarter of last year.

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First American Financial Reports Results First Quarter 2023 Results

“Challenging market conditions continued into the first quarter,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “Existing home sales have fallen to levels not seen since the 2008 financial crisis and the commercial real estate market has significantly declined. Although the adverse market environment weighed on our results, our expense management efforts and growth in net investment income allowed us to deliver a title pretax margin of 6.5 percent this quarter while continuing to invest in innovation and other strategic initiatives that drive our long-term growth strategy.

“Moving forward, the purchase market, which appears to have stabilized, is showing improvement in the first three weeks of April, with open orders up over 5 percent compared with March. While there is a high degree of uncertainty concerning the commercial market outlook, we remain optimistic that transaction activity will improve in the second half of the year.

“Also, I want to thank our employees who have shown resiliency through difficult market conditions. They’ve remained steadfast and committed to our company and our customers, enabling us to grow our market share by over two percentage points in 2022, which will pay dividends when the current cycle turns. I am also pleased to announce that First American has been named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the eighth consecutive year. This accomplishment is a tribute to our unique culture and our people who, in addition to delivering best-in-class service, continuously find new and innovative ways to meet our customers’ needs.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	March 31,
	2023	2022
Total revenues	$1,348.6	$1,997.3

Income before taxes	$88.2	$219.5
Pretax margin	6.5%	11.0%

Title open orders(1)	172,600	279,000
Title closed orders(1)	106,600	205,100

U.S. Commercial
Total revenues	$148.4	$242.1
Open orders	25,600	35,500
Closed orders	14,900	18,300
Average revenue per order	$9,900	$13,200
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the first quarter were $1.3 billion, down 32 percent compared with the same quarter of 2022. Direct premiums and escrow fees declined 39 percent compared with the first quarter of 2022, driven by a 48 percent decline in the number of direct title orders closed that was partly offset by a 15 percent increase in the average revenue per direct title order closed. The average revenue per direct title order increased to $3,428, primarily

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First American Financial Reports Results First Quarter 2023 Results

attributable to a shift in the mix to higher premium commercial transactions from lower premium refinance transactions. The shift in the mix to commercial transactions was partly offset by a 25% decline in the average revenue per order for commercial orders this quarter. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, declined 38 percent in the current quarter as compared with last year.

Information and other revenues were $222 million during the quarter, down $80 million, or 26 percent compared with the same quarter of last year. This decline was the result of lower transaction levels across several business units, including the company’s data and property information products, and post-close and document generation services.

Investment income was $125 million in the first quarter, up $72 million from the same quarter last year. The increase was primarily due to rising interest rates, which drove higher interest income from the company’s cash and investment portfolio, escrow balances and tax-deferred property exchange balances. The impact of higher interest rates was partly offset by lower average balances, primarily in the company’s escrow and tax-deferred exchange balances. Net investment gains totaled $7 million in the current quarter, compared with net investment gains of $30 million in the first quarter of 2022. Net investment gains this quarter were due to the change in the fair value of equity securities, partly offset by losses on the sale of fixed-income securities. Last year’s gains were primarily attributable to a gain realized on the sale of an investment in a title insurance business, partially offset by changes in the fair values of marketable equity securities.

Personnel costs were $459 million in the first quarter, down $124 million, or 21 percent, compared with the same quarter of 2022. The decline in personnel costs was primarily due to lower incentive compensation, and salary and benefit expense, driven by lower headcount. Severance expense was $4 million in the current quarter.

Other operating expenses were $224 million in the first quarter, a decrease of $81 million, or 27 percent, compared with the first quarter of 2022. The decrease was primarily attributable to lower production expense across several business units due to lower transaction volumes and reduced discretionary expense.

The provision for policy losses and other claims was $35 million in the first quarter, or 3.5 percent of title premiums and escrow fees, down from the 4.0 percent loss provision rate in the prior year.

Depreciation and amortization expense was $44 million in the first quarter, up $4 million, or 11 percent, compared with the same period last year, due to higher amortization of software. This quarter, amortization of intangibles related to acquisitions totaled $10 million.

Pretax income for the Title Insurance and Services segment was $88 million in the first quarter, compared with $220 million in the first quarter of 2022. Pretax margin was 6.5 percent in the current quarter, compared with 11.0 percent last year. Excluding the impact of net investment gains and losses, the pretax margin was 6.1 percent this year, compared with 9.6 percent last year.

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First American Financial Reports Results First Quarter 2023 Results

Home Warranty

($ in millions)

	Three Months Ended
	March 31,
	2023	2022
Total revenues	$103.7	$103.4

Income before taxes	$15.9	$15.9
Pretax margin	15.3%	15.4%

Total revenues for the Home Warranty segment were $104 million in the first quarter of 2023, slightly ahead of the first quarter of 2022. The segment posted pretax income of $16 million this quarter, flat compared with last year. The claim loss rate was 47.3 percent in the first quarter, compared with 46.4 percent last year, primarily due to higher claim severity partly offset by lower frequency. Home Warranty’s pretax margin was 15.3 percent this quarter, compared with 15.4 percent last year. Excluding the impact of net investment gains and losses, pretax margin was 15.2 percent this quarter, compared with 16.6 percent last year.

Corporate

Beginning this quarter, all current and prior year results for the company’s property and casualty business have been reclassified to the Corporate segment.

Net investment income was $8 million this quarter, compared with a loss of $8 million in the first quarter of 2022, primarily attributable to changes in the value of investments associated with the company’s deferred compensation program. These amounts were largely offset by personnel expense reflecting returns on the plan participants’ investments.

Net investment losses were $14 million this quarter, compared with losses of $71 million last year, due to changes in the fair value of the company’s venture portfolio.

Interest expense was $13 million in the first quarter, a decline of $1.9 million compared with last year due to the repayment of $250 million in senior unsecured notes upon maturity in February. Overall, the Corporate segment posted a net loss of $45 million in the first quarter.

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First American Financial Reports Results First Quarter 2023 Results

Teleconference/Webcast

First American’s first-quarter 2023 results will be discussed in more detail on Thursday, April 27, 2023, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 11, 2023, by dialing 201-612-7415 and using the conference ID 13738122. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 130 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.6 billion in 2022, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2023, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the eighth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Results First Quarter 2023 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, terrorist attacks, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified employees; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; changes in the composition of deposits at the company’s federal savings bank subsidiary; claims of infringement or inability to adequately protect the company’s intellectual property; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Results First Quarter 2023 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Total revenues	$1,446.1	$2,033.7

Income before income taxes	$59.6	$129.8
Income tax expense	13.6	31.7
Net income	46.0	98.1
Less: Net income attributable to noncontrolling interests	0.1	0.2
Net income attributable to the Company	$45.9	$97.9

Net income per share attributable to stockholders:
Basic	$0.44	$0.89
Diluted	$0.44	$0.88

Cash dividends declared per share	$0.52	$0.51

Weighted average common shares outstanding:
Basic	104.5	110.4
Diluted	104.8	110.8

Selected Title Insurance Segment Information
Title orders opened(1)	172,600	279,000
Title orders closed(1)	106,600	205,100
Paid title claims	$42.7	$39.0

(1) U.S. direct title insurance orders only.

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First American Financial Reports Results First Quarter 2023 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	March 31,	December 31,
	2023	2022
Cash and cash equivalents	$1,983.4	$1,223.5
Investments	8,452.1	8,987.2
Goodwill and other intangible assets, net	1,990.3	1,992.0
Total assets	15,383.5	14,955.3
Reserve for claim losses	1,314.5	1,325.3
Notes and contracts payable	1,394.5	1,645.8
Total stockholders’ equity	$4,756.5	$4,664.8

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First American Financial Reports Results First Quarter 2023 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Home	Corporate
March 31, 2023	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$502.2	$405.6	$96.6	$(0.0)
Agent premiums	590.4	590.4	—	—
Information and other	226.9	221.5	5.5	(0.1)
Net investment income	134.0	124.6	1.4	8.0
Net investment (losses) gains	(7.4)	6.5	0.2	(14.1)
	1,446.1	1,348.6	103.7	(6.2)
Expenses
Personnel costs	487.6	458.8	19.2	9.6
Premiums retained by agents	469.0	469.0	—	—
Other operating expenses	258.5	224.1	20.6	13.8
Provision for policy losses and other claims	82.3	34.9	45.7	1.7
Depreciation and amortization	45.5	44.2	1.3	(0.0)
Premium taxes	14.5	13.5	1.0	—
Interest	29.1	15.9	—	13.2
	1,386.5	1,260.4	87.8	38.3
Income (loss) before income taxes	$59.6	$88.2	$15.9	$(44.5)

Three Months Ended		Title	Home	Corporate
March 31, 2022	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$774.2	$665.9	$101.1	$7.2
Agent premiums	947.8	947.8	—	—
Information and other	308.1	301.2	2.8	4.1
Net investment income	46.2	52.7	1.0	(7.5)
Net investment (losses) gains	(42.6)	29.7	(1.5)	(70.8)
	2,033.7	1,997.3	103.4	(67.0)
Expenses
Personnel costs	601.7	583.1	20.2	(1.6)
Premiums retained by agents	757.8	757.8	—	—
Other operating expenses	337.4	305.3	18.0	14.1
Provision for policy losses and other claims	122.4	64.5	46.9	11.0
Depreciation and amortization	41.0	39.7	1.3	(0.0)
Premium taxes	23.9	22.9	1.1	(0.1)
Interest	19.7	4.5	—	15.2
	1,903.9	1,777.8	87.5	38.6
Income (loss) before income taxes	$129.8	$219.5	$15.9	$(105.6)

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First American Financial Reports Results First Quarter 2023 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Investment Gains and Losses ("NIG(L)")
(in millions, except margin and per share amounts, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Consolidated
Total revenues	$1,446.1	$2,033.7
Less: NIG(L)	(7.4)	(42.6)
Total revenues excluding NIG(L)	$1,453.5	$2,076.3

Pretax income	$59.6	$129.8
Less: NIG(L)	(7.4)	(42.6)
Pretax income excluding NIG(L)	$67.0	$172.4

Pretax margin	4.1%	6.4%
Less: Pretax margin impact of NIG(L)	(0.5)%	(1.9)%
Pretax margin excluding NIG(L)	4.6%	8.3%

Earnings per diluted share (EPS)	$0.44	$0.88
Less: EPS impact of NIG(L)	(0.05)	(0.29)
EPS excluding NIG(L)	$0.49	$1.17

Title Insurance and Services Segment
Total revenues	$1,348.6	$1,997.3
Less: NIG(L)	6.5	29.7
Total revenues excluding NIG(L)	$1,342.1	$1,967.6

Pretax income	$88.2	$219.5
Less: NIG(L)	6.5	29.7
Pretax income excluding NIG(L)	$81.7	$189.8

Pretax margin	6.5%	11.0%
Less: Pretax margin impact of NIG(L)	0.4%	1.4%
Pretax margin excluding NIG(L)	6.1%	9.6%

Home Warranty Segment
Total revenues	$103.7	$103.4
Less: NIG(L)	0.2	(1.5)
Total revenues excluding NIG(L)	$103.5	$104.9

Pretax income	$15.9	$15.9
Less: NIG(L)	0.2	(1.5)
Pretax income excluding NIG(L)	$15.7	$17.4

Pretax margin	15.3%	15.4%
Less: Pretax margin impact of NIG(L)	0.1%	(1.2)%
Pretax margin excluding NIG(L)	15.2%	16.6%

Totals may not sum due to rounding.

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First American Financial Reports Results First Quarter 2023 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Total revenues	$1,348.6	$1,997.3
Less: Net investment gains	6.5	29.7
Net investment income	124.6	52.7
Premiums retained by agents	469.0	757.8
Net operating revenues	$748.5	$1,157.1

Personnel and other operating expenses	$682.9	$888.4
Ratio (% net operating revenues)	91.2%	76.8%
Ratio (% total revenues)	50.6%	44.5%

Change in net operating revenues	$(408.6)
Change in personnel and other operating expenses	(205.5)
Success Ratio(1)	50%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Results First Quarter 2023 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q123	Q422	Q322	Q222	Q122
Open Orders per Day
Purchase	1,459	1,168	1,685	2,094	2,098
Refinance	349	363	517	663	1,061
Refinance as % of residential orders	19%	24%	23%	24%	34%
Commercial	412	391	482	557	572
Default and other	564	546	538	705	769
Total open orders per day	2,784	2,469	3,222	4,019	4,500

Closed Orders per Day
Purchase	936	1,081	1,371	1,667	1,391
Refinance	248	337	463	648	938
Refinance as % of residential orders	21%	24%	25%	28%	40%
Commercial	241	293	322	343	295
Default and other	294	310	351	546	684
Total closed orders per day	1,719	2,021	2,508	3,203	3,308

Average Revenue per Order (ARPO)(2)
Purchase	$3,302	$3,292	$3,365	$3,441	$3,252
Refinance	1,283	1,245	1,228	1,321	1,333
Commercial	9,926	13,780	12,614	13,195	13,243
Default and other	315	332	329	309	207

Total ARPO	$3,428	$4,020	$3,734	$3,523	$2,969

Business Days	62	62	64	64	62

(1) U.S. operations only.
(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders.

Totals may not sum due to rounding.

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